Exhibit 6.8

Execution Copy

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made as of February 18, 2021 by and between Prometheum Ember ATS, Inc., a Delaware corporation (“PEATS”) and Anchorage Digital Bank National Association, a federally chartered trust bank(“Custodian”).

RECITALS

WHEREAS, PEATS is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and has applied to be a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, PEATS is in the process of filing its Form ATS with the SEC and has registered to operate an alternative trading system (the “PEATS ATS”) for the trading of Digital Assets (defined below); and

WHEREAS, Custodian is a federally chartered trust bank that is a qualified custodian and “excluded fiduciary” under SDCL 55-1B-2 for Digital Assets (defined below); and

WHEREAS, PEATS desires to engage Custodian to serve as a custodian for Digital Assets traded on the PEATS ATS and as a custodian for cash accounts for PEATS ATS subscribers; and

WHEREAS, Custodian has the capacity, expertise and is willing to perform such custodial services as set forth herein;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties do mutually agree as follows:

1.	Definitions.

(a)                “Applicable Rules” means all mandatory United States federal, state and local laws, statutes, ordinances, regulations, rules, executive orders, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof, including the Securities Act Rules, the Exchange Act Rules, applicable rules and regulations of the SEC and FINRA, Regulation ATS, applicable local, state and Federal laws and regulations relating to alternative trading systems and transactions, and applicable rules and regulations of securities exchanges, over the counter markets, clearing agencies, and the Board of Governors of the Federal Reserve System, and including, for avoidance of doubt, the ATS No Action Letter.

(b)               “ATS No Action Letter” means that letter, dated September 25, 2020, regarding the ATS Role in the Settlement of Digital Asset Security Trades, from the SEC to FINRA.

(c)                “Back Office Services” has the meaning given to such term in Section 4.

(d)                “Custodial Agreement” has the meaning given to such term in Section 2(a).

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(e)                “Custodial Assets” means Client Digital Assets and cash held by Custodian in a Custodial Account on behalf of a Custodian PEATS Customer.

(f)                 “Custodial Services” has the meaning given to such term in Section 2(a).

(g)                “Custodial Account” means an account opened by a Custodian PEATS Customer with Custodian pursuant to Section 2 below for the purpose of holding Custodial Assets.

(h)                “Custodian PEATS Customer” has the meaning given to such term in Section 2(a).

(i)                 “Customer Identifying Information” means (i) with respect to each Custodian PEATS Customer that is an individual, such individual’s name, date of birth, and address , and for a U.S. person a taxpayer identification number or for a non-U.S. person, one or more of the following: a taxpayer identification number; a passport copy; an alien identification card copy, etc.; or (ii) for each Custodian PEATS Customer that is an entity, such entity’s name, address of its principal place of business, local office, or other physical location; and for a U.S. entity a taxpayer identification number and incorporation documents or for a non-U.S. entity, a taxpayer identification number; the number and country of issuance of any other government-issued document evidencing the existence of the entity, or if the entity has no identification number, alternative government issued documentation certifying the existence of the entity.

(j)                 “Customer Protection Rules” means Securities Exchange Act Rule 15c3-3 and related FINRA rules.

(k)                “Digital Asset” means any digital representation of value that may function as a medium of exchange or medium for investment, and which are evidenced on, and can be electronically received and stored using, distributed ledger technology, and that is listed for trading on the PEATS ATS, including, for avoidance of doubt, the Stacks Tokens created by Hiro Systems PBC (f/k/a Blockstack PBC) and any New Digital Assets.

(l)                 “Disclosure Package” has the meaning given to such term in Section 6(b).

(m)               “Effective Date” means the day on which the first Referral Package for a Custodian PEATS Customer is submitted by PEATS to the Custodian.

(n)                “End of Day File” has the meaning given to such term in Section 2(a).

(o)                 “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(p)               “Exchange Act Rules” means rules promulgated by the SEC under the Exchange Act, and all applicable guidance released by the SEC.

(q)               “Form Custodial Agreement” has the meaning given such term in Section 2(a).

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(r)                 “FinCEN” means the United States Department of the Treasury Financial Crimes Enforcement Network.

(s)                “Integration Services” has the meaning given to such term in Section 3(d).

(t)                 “Modification Notice” has the meaning given to such term in Section 2(a).

(u)                “NMA Acceptance Date” means the date on which PEATS executes a membership agreement with FINRA permitting PEATS to operate the PEATS ATS for the trading of Digital Assets.

(v)                “OFAC” means the United States Office of Foreign Assets Control.

(w)               “Order” has the meaning given to such term in Section 2(a).

(x)                “Order Notice” has the meaning given to such term in Section 2(a).

(y)                “Custodian PEATS Customer Accounts” means accounts opened by PEATS for Custodian PEATS Customers corresponding to accounts opened by the Custodian for Custody of Custodial Assets.

(z)                 “Platform” means the PEATS ATS online/web-based platform for trading of Digital Assets.

(aa)              “Privacy Rules” means collectively, Regulation S-P (Privacy of Consumer Information and Safeguarding Personal Information), Regulation S-AM (Limitations on Affiliate Marketing), and Regulation S-ID (Identity Theft Red Flags).

(bb)             “Referral Package” has the meaning given to such term in Section 6(b).

(cc)              “Restriction” has the meaning given to such term in Section 2(a).

(dd)             “Restriction Notice” has the meaning given to such term in Section 2(a).

(ee)              “Securities Act” means the Securities Act of 1933, as amended.

(ff)               “Securities Act Rules” means rules promulgated by the SEC under the Securities Act, and all applicable guidance released by the SEC.

(gg)             “Services” means collectively, the Custodial Services, the Back Office Services, the AML/KYC Services and the Integration Services.

(hh)             “Session” means a trading session on the PEATS ATS. Initially, sessions will commence on Trading Days at 9:30am Eastern Time (“ET”) to 4:00pm ET.

(ii)                “Trade” has the meaning given to such term in Section 2(a).

(jj)                “Trade Notice” has the meaning given to such term in Section 2(a).

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(kk)              “Trading Days” means Monday through Friday, excluding New York Stock Exchange holidays.

2.	Custodial Services.

(a)                Custodial Services. Custodian agrees to provide the following custodial services (the “Custodial Services”) pursuant hereto:

(i)                 Custody. Custodian shall maintain custody of all Custodial Assets in the Custodial Accounts on behalf of each retail and institutional persons that have opened brokerage accounts with PEATS and has opened an account with the Custodian (a “Custodian PEATS Customer”) in accordance with the terms set forth in the form of Custodial Agreement attached hereto as Exhibit A (the “Form Custodial Agreement”), pursuant to which such Custodian PEATS Customer appoints Custodian, and Custodian agrees, to act as custodian for Custodial Assets held in each Custodial Account opened in such Custodian PEATS Customer’s name, and pursuant to which the Custodian PEATS Customers shall, among other things, consent to Custodian’s settlement of the Trades (as defined below) on behalf of the Custodian PEATS Customer. Custodian shall receive, segregate, safeguard and settle Custodial Assets in accordance with Customer Protection Rules.

(ii)                Record keeping. Consistent with practices generally used in the securities industry, Custodian will maintain accurate traditional securities records and other records, and diligently perform all services required in connection with acting as custodian for Custodial Assets in the Customer Accounts. PEATS and Custodian shall each be responsible for preparing and filing the reports required by the governmental and self-regulatory authorities which have respective jurisdiction over PEATS and the Custodian and each of PEATS and the Custodian will provide the other party with such information as may be required for preparation of such reports.

(iii)               Trade Settlement.

(1)               At the commencement of each Session and during each Session, Custodian shall allow PEATS real-time access to the balances of cash and Digital Assets held in the Custodial Accounts of each Custodian PEATS Customer.

(2)               Upon the receipt of any order to buy or sell Digital Assets originating from a Custodian PEATS Customer (an “Order”), PEATS shall ensure that any information necessary for Custodian to satisfy its obligations under clause (iv) below is electronically transmitted to Custodian in a notice (an “Order Notice”), and that corresponding information is transmitted upon any (A) cancellation of the underlying Order (which may be at the direction of the Custodian PEATS Customer or PEATS) (a “Cancellation Notice”) or (B) change due to a (partial or complete) execution of an outstanding Order (a “Modification Notice”).

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(3)               At any time an order is matched with another order on the PEATS system and a trade is executed between two or more of its customers in which they agree to buy and sell one or more Digital Assets in accordance with and pursuant to their arrangements with PEATS (a “Trade”), and at least one is a Custodian PEATS Customer, PEATS shall send a Modification Notice to the Custodian to update the information sent with the initial Order Notice.

(4)               Custodian shall settle, upon instruction from PEATS ATS, any Trade to which a Custodian PEATS Customer is party that resulted from an outstanding Order for which Custodian has received an Order Notice. Upon PEATS determination, but no less frequently than once a day, PEATS shall request that the Custodian settle all Trades executed on the PEATS ATS. The settlement amount shall be computed by PEATS ATS and Custodian shall promptly ensure that the balance of each Custodial Account shall reflect the requested settlement amounts. The Custodian and PEATS agree that PEATS shall deliver such requests by sending electronic instructions to the Custodian’s systems using an application programming interface (“API”) provided by the Custodian. If Custodian becomes aware of any potential error in the settlement of Trades, it shall notify PEATS and Custodian and PEATS shall use reasonable best efforts to address and correct any inaccuracies, including through the unwinding of Trades in accordance with each party’s obligations to the applicable Custodian PEATS Customers, prior to the commencement of the next Session.

(iv)               Restrictions.

(1)               Custodian shall take customary commercially reasonable actions to ensure that sufficient Digital Assets and cash are present in each applicable Custodial Account to settle any Trade that may be matched by the PEATS ATS based on an outstanding Order, which may include placing a restriction on, upon receipt of an Order Notice, the withdrawal or transfer of cash or Digital Assets from the applicable Custodial Account of the applicable Custodian PEATS Customer to ensure that all Digital Assets or cash that may be required to be delivered upon settlement of any Trades executed pursuant to the Order referenced in such Order Notice remain present in the applicable Custodial Account through the settlement of all such Trades (a “Restriction”), subject to the following conditions: (A) any Restriction placed on a Custodial Account shall be updated whenever the Custodian receives an additional Order Notice, Modification Notice, if different from the applicable Order Notice, or if prior to execution of the applicable Trade, a Cancellation Notice, as appropriate to reflect any change in the amount of Digital Assets or cash necessary to satisfy all unsettled Trades for which it has received an Order Notice that has not been cancelled or settled, and (B) Custodian shall change or lift a Restriction upon the applicable Custodial Account of a Custodian PEATS Customer once all Trades that may be executed pursuant to all outstanding Orders submitted by a Custodian PEATS Customer have been settled, or upon receipt of an order from a court or regulatory agency that the Custodian, in its reasonable discretion, determines to have jurisdiction over Custodian and to otherwise be legitimate and enforceable.

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(2)               The amount of Digital Assets or cash placed under a Restriction, shall equal the total amount of outstanding Order Notices as modified by any Modification Notice or Cancellation Notice.

(3)               Custodian shall ensure that PEATS has continuous automated access to accurate accounts balance information as to the amount and type of all cash and Digital Assets restricted in each Custodian PEATS Customer’s applicable Custodial Account.

(v)               Customer Funds. All Custodian PEATS Customer funds shall be held by Custodian in accordance with Exchange Act Rule 15c2-4 and be treated as customer funds in accordance with SEC Rule 15c3-3.

(vi)             Customer Statements. Custodian will generate on its systems and provide to each Custodian PEATS Customer a statement of the Custodian PEATS Customer’s Custodial Accounts in compliance with all Applicable Rules. Custodian will also provide to each Custodian PEATS Customer such statements of financial condition and other notices or information as Custodian shall be required by law to provide to Custodian PEATS Customers. Custodian will be responsible for preparing and providing to each Custodial Accounts the information necessary for Form 1099 of the Internal Revenue Service.

(b)               Compliance with Applicable Rules. Each party acknowledges that the Custodial Services outlined in Section 2(a) are intended to comply with all Applicable Rules, and that accordingly the Custodian shall take all steps to ensure that it has appropriate authorization from each Custodian PEATS Customer to carry out settlement as directed by PEATS and to otherwise comply with its obligations under this Agreement, and shall specifically include a standing order providing that PEATS is an authorized agent in each Custodial Agreement with each Custodian PEATS Customer; provided, however, that any Custodian PEATS Customer may revoke the standing order at any time upon written notice to Custodian.

3.	Customers.

(a)                The parties agree that the following types of entities or persons may open Custodial Accounts as Custodian PEATS Customers: (i) natural persons, investing individually or jointly on his, her or their own account or for the account of any minor child of the natural person, or any relative, spouse, or relative of the spouse of the natural person who has the same principal residence (“Permitted Relatives”), (ii) a trust for which a natural person or any Permitted Relatives are the only beneficiaries, or (iii) a corporation, general partnership, limited partnership, limited liability company or other legal organization investing in its own name, for its own account and for its own investment objectives rather than the name, account or investment objectives of its shareholders, partners, limited partners, members or beneficiaries.

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(b)               Custodian has taken all necessary actions and obtained all necessary approvals, including approval from the Office of the Comptroller of the Currency to permit Custodian to permit it to open accounts in the name of persons that are not “accredited investors” as defined under Rule 501 of the Securities Act, and shall permit persons other than such accredited investors to open accounts in their names.

4.             Back Office Services; ATS Integration. In addition to the foregoing, Custodian shall provide the following back-office related services (the “Back Office Services”):

(a)                Opening of Custodial Accounts. Custodian shall establish Custodian PEATS Customer profiles and AML records upon acceptance of Custodian PEATS Customers in accordance with Section 5 below.

(b)               Books and Records.

(i)                 Custodian shall prepare and maintain books and records for custody transactions, in accordance with Applicable Rules. Custodian shall maintain on behalf of PEATS such additional books, records, and other documents or information as may be reasonably requested by PEATS pursuant to in-scope custody solution. Custodian shall upon request of PEATS, provide PEATS with access to and, at PEATS’ expense, originals or copies of any such books, records, documents and information in the possession of Custodian.

(ii)               With respect to any books and records maintained or preserved on behalf of PEATS, Custodian hereby acknowledges that the information included in the books and records are proprietary to PEATS, hereby undertakes to take commercially reasonable efforts to make such books and records electronically available to PEATS and the PEATS ATS at any time, and hereby undertakes to permit examination of such books and records at any time, or from time to time, during business hours by representatives of the Commission and FINRA, and to promptly furnish to the Commission and FINRA a member, a true, correct, complete and current hard copy of any, all, or any part of, such books and records.

(c)                Notifications.

(i)                 Customer Complaints. To the extent provided by Applicable Rules, Custodian shall promptly furnish to PEATS any written complaint from a Custodian PEATS Customer with respect to Custodian’s or PEATS’ responsibilities and functions hereunder received by Custodian.

(ii)               Execution Failures. Custodian will immediately notify PEATS of any failure to settle any Trade which it has been instructed to settle by PEATS or any other discrepancy between its records and the Trade Notices, Order Notices, Order Modifications and any End of Day File it has received.

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(d)               PEATS ATS Integration. The parties acknowledge and agree that certain technical integrations and API and software configurations will be required by each Party in order to (i) connect the PEATS ATS with Custodian’s platform and technology, (ii) permit electronic access by PEATS to the Custodian’s data and records, as necessary in connection with the provision of the Services, and (iii) otherwise enable Custodian’s provision of, and PEATS’ receipt of, the Services (the “Integration Services”). Each party agrees to carry out its respective Integration Services in good faith during the Initial Term. The parties will cooperate and coordinate with each other in connection with the Integration Services. Any software, data, work product, or other technology developed by either Party in connection with the Integration Services (including all related intellectual property rights) will be retained and owned by the developing party. Custodian agrees that it shall perform the Services in accordance with general industry performance standards (the “Services Standards”).

5.	Anti-Money Laundering Compliance Services.

(a)                Custodian. Custodian hereby acknowledges and agrees that it is obligated to and hereby represents and warrants that it now does and will continue to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Custodian by law or regulation, to know its customers consistent with the requirements of AML and KYC Rules and regulations, customer source and use of funds, and to monitor for and identify suspicious activity.

(b)               PEATS. PEATS hereby acknowledges and agrees that, following the NMA Acceptance Date, it shall be obligated to, and hereby represents and warrants that it now does and will continue to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on PEATS by law or regulation, to know its customers consistent with the requirements of AML and KYC Rules and regulations, customer source and use of funds, and to monitor for and identify suspicious activity.

(c)                AML Program. PEATS and Custodian agree to cooperate in establishing, implementing, and maintaining an AML compliance program with respect to all Custodian PEATS Customers (the “AML Program”). PEATS and Custodian agree that such AML Program shall include at least the following:

(i)                 a compliance program that satisfies FINRA Rule 3310 and all applicable U.S. anti-money laundering laws and regulations, which includes, without limitation:

(1)               reasonably designed policies, procedures, and internal controls to achieve compliance with the Bank Secrecy Act (“BSA”) and its implementing regulations;

(2)               a written Customer Identification Program (“CIP”) that complies with applicable law and regulations and includes procedures for: (A) obtaining Customer Identifying Information from each customer prior to account opening; (B) verifying the identity of each customer, to the extent reasonable and practicable, within a reasonable time before or after account opening; (C) making and maintaining a record of obtained information relating to identity verification; (D) determining, within a reasonable time after account opening or earlier, whether a customer appears on any list of known or suspected terrorist organizations designated by the U.S. Department of Treasury; and (E) providing each customer with adequate notice, prior to opening an account, that information is being requested to verify the customer’s identity; and

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(3)               policies, procedures, and internal controls that comply with applicable anti-money laundering laws, including, without limitation, Rule 17a-8 under the Exchange Act.

(ii)               Custodian and PEATS agrees to cooperate to satisfy anti-money laundering requirements related to Custodial Services and related services to Custodian PEATS Customers, including but not limited to, by:

(1)               providing PEATS, upon request and where permissible, with information possessed by Custodian that PEATS requires in order to file required reports;

(2)               providing prompt notice to PEATS of any circumstances requiring Custodian to terminate a Custodial Account due to anti-money laundering reasons;

(3)               providing, as agreed to by the parties, PEATS access to certain AML tools, new account forms and templates, which may assist PEATS in meeting its anti-money laundering obligations;

(4)               submitting an annual notice to FinCEN concerning voluntary information sharing and complying with all requirements concerning the confidentiality of shared information, as permissible under Applicable Rules;

(5)               conducting enhanced due diligence on Custodial Accounts established or maintained for foreign financial institutions and private banking accounts established or maintained for non-U.S. persons to the extent required of Custodian by Section 312 of the USA PATRIOT Act and FinCEN guidance;

(6)               obtaining and reviewing certifications and re-certifications provided by PEATS regarding Custodial Accounts for foreign shell banks and closing all prohibited Custodial Accounts to the extent required of Custodian by sections 313 and 319 of the USA PATRIOT Act;

(7)               establishing and maintaining scanning procedures designed to comply with economic and trade sanctions administered by OFAC;

(8)               complying with all anti-money laundering provisions to the extent applicable to Custodian under applicable laws, rules and regulations, including Section 311 of the BSA (special measures for jurisdictions, financial institutions, or international transactions of primary money laundering concern), Section 326 of the BSA (verification of identification), Section 352 of the BSA (anti-money laundering programs), and Section 356 of the BSA (reporting of suspicious activities); and

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(9)               filing, to the extent and when required of Custodian by Applicable Rules, all appropriate forms, including Forms CTR, CMIR and SAR SF.

(d)               Suspicious Activity. In the event that Custodian becomes aware of suspicious activity with respect to a Custodial Account it shall immediately notify PEATS of the suspicious activity. If PEATS becomes aware of suspicious activity with respect to a Custodian PEATS Customer, it shall immediately notify the Custodian of such suspicious activity. Thereafter, in each case, PEATS and Custodian shall take such actions as necessary under Applicable Rules, which may include freezing the applicable Custodial Accounts.

6.	Referral of Custodian PEATS Customers.

(a)                On and after the NMA Acceptance Date, PEATS shall have the right but not the obligation to refer each of its customers to the Custodian for the purposes of providing a Custodial Account for such customers; provided, however, that PEATS shall only refer such customers to the Custodian after obtaining, verifying and retaining such current and correct documentation containing the Customer Identifying Information and agreements with such customer required in order to comply with all Applicable Rules.

(b)               PEATS or an affiliate of PEATS shall collect from each Custodian PEATS Customer that it intends to refer to Custodian, in addition to the Customer Identifying Information referenced in Section 5, a copy of a Custodian Customer Agreement substantially in the form of the Form Custodial Agreement executed by the Custodian PEATS Customer (a “Custodial Agreement”), a confirmation that such Custodian PEATS Customer has been provided and reviewed any disclosure required by the Custodian to be reviewed prior to execution of the Custodial Agreement (the “Disclosure Package”), and any other documentation mutually and reasonably agreed between the parties (such documentation, together with the Custodial Agreement, Disclosure Package and Customer Identifying Information, a “Referral Package”), and shall submit each Referral Package to the Custodian. Promptly upon receipt of each Referral Package, the Custodian shall review each Referral Package and subject to and in accordance with Section 6(d) below, notify PEATS of any deficiencies in the Referral Package or any other issue that would cause Custodian to be unable to open a Custodial Account in the name of the Custodian PEATS Customer. Within three (3) Business Days after the submission of the completed Referral Package to Anchorage’s satisfaction, Custodian shall notify PEATS of its acceptance of a Custodian PEATS Customer and open a Custodial Account in the name of such Custodian PEATS Customer. As evidence of such acceptance, Custodian shall return a fully executed copy of the Custodial Agreement and any other materials customarily provided to new customers by Custodian to such Custodian PEATS Customer at a contact e-mail address provided by PEATS, with a copy concurrently provided to PEATS (for avoidance of doubt, such customer shall at that time become a Custodian PEATS Customer). To the extent that any deficiency in a Referral Package is capable of being cured, PEATS may resubmit the Referral Package at any time in which case it shall be reviewed and responded to as set forth in the preceding sentence.

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(c)                Privacy Rules. Anchorage shall create and maintain Custodial Accounts in compliance with all applicable Privacy Rules.

(d)               Rejections. In the event that Custodian rejects any customer, it shall provide, to the extent legally allowed, a notice to PEATS explaining in reasonable detail the reasons which caused it to reject such customer.

(e)                Fair Treatment. The fees charged by the Custodian for the provision of services to Custodian PEATS Customers shall be the same or comparable to those charged by the Custodian for the provision of custodial services to its other customers.

7.	Confidentiality.

(a)                Each of the Parties expects to disclose (“Disclosing Party”) to the other Party (“Receiving Party”) confidential and proprietary information, including but not limited to accounting, client information, Customer Identifying Information, business records, pursuant to the terms of this Agreement (“Confidential Information”). During and after the Term each of the Parties shall maintain the confidentiality of all such Confidential Information consistent with the requirements of Regulation S-P and shall not use or disclose such Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. Confidential Information may be disclosed by a Receiving Party its directors, officers, employees, agents, professional advisors, service providers, and consultants who require it in connection with their duties in performing such Party’s obligations under this Agreement and who are contractually or legally obligated to hold such Confidential Information in confidence and restrict its use consistent with the Receiving Party’s obligations under this Agreement.

(b)               Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving Party, (ii) is publicly disclosed by its proprietor, (iii) is otherwise lawfully obtained from third parties after reasonable inquiry regarding their authority to possess and disclose same, (iv) is independently developed by the receiving Party in a manner that can be shown not to have used the information received, or (v) is known by the receiving Party on the date hereof other than by reason of discussions with or disclosures by the Parties in negotiating this Agreement.

(c)                In the event that either Party or any of its employees becomes legally compelled (by special deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process being conducted or ordered, as the case may be, by a legal authority having a competent jurisdiction over Custodians) to disclose any of the Confidential Information, such Party shall provide, to the extent practicable, the other Party with prompt prior written notice of such requirement so that such other Party may seek a protective order or other appropriate remedy, such Party agrees to cooperate with the other Party’s efforts to obtain any such order or other relief. In the event that such protective order or other remedy is not obtained, such Party will furnish to such legal authority having a competent jurisdiction over such Party only that portion of the Confidential Information which is legally required, and such disclosure will not result in any liability hereunder unless such disclosure was caused by, or resulted from, a previous disclosure that was not permitted by this Agreement. Notwithstanding the foregoing, Custodian may disclose to the Office of the Comptroller of the Currency any Confidential Information that is requested from, or required to be provided to the Office of the Comptroller of the Currency, or any other federal, state, or international governmental or regulatory body with jurisdiction over Custodian, without prior notice. In addition, notwithstanding the foregoing, Custodian may disclose the existence and terms of this Agreement in connection with an actual or prospective sale or transfer of Custodian’s assets or stock.

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(d)               The Parties acknowledge that a breach by the Receiving Party of its confidentiality obligations under this Section 7 could cause irreparable and continuing damage to the Disclosing Party, for which money damages would be insufficient. Thus, if the Receiving Party or its personnel has disclosed, or is threatening to disclose, any Confidential Information in breach of this Agreement, the Disclosing Party will be entitled to seek an injunction to prevent the Receiving Party or its personnel from disclosing Confidential Information, or to prevent the Receiving Party or its personnel from providing any services to any third party to whom such Confidential Information has been or may be disclosed. The Disclosing Party will not be prohibited by this provision from pursuing other remedies, including a claim for losses or damages.

8.             Proprietary Information. All customer lists prepared by PEATS shall be, as between the Parties, proprietary to and owned by PEATS; provided, however, that Custodian will be permitted to make solicitations of Custodian’s products and services to such Customers using such information; provided, further, however, that Custodian shall not use any information relating to the Custodian PEATS Customers or the Custodial Accounts to make a solicitation for the services of any other alternative trading system. Custodian PEATS Customer information will only be disclosed to the proper authorities or third parties if Custodian is required to do so by law or by a regulatory agency to which Custodian is subject to make such disclosure.

9.	Representations and Warranties. As of the date hereof and the Effective Date:

(a)               PEATS Representations

(i)                 PEATS has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by PEATS shall not violate any law or agreement to which PEATS is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against PEATS in accordance with its terms.

(ii)               At all times during the term of this Agreement, PEATS will conduct its activities in compliance with all Applicable Rules, including without limitation any and all requirements applicable to broker-dealers operating an alternative trading system as required by FINRA and as set forth in the ATS No Action Letter.

(b)               Custodian Representations

(i)                 Custodian has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by Custodian shall not violate any law or agreement to which Custodian is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against Custodian in accordance with its terms.

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(ii)               The performance of Custodian’s obligations hereunder, including the Services and the Integration Services do not and shall not infringe upon or misappropriate the intellectual property rights of any third-party. Custodian is capable of performing the Services in accordance with the Services Standards.

(iii)             At all times during the term of this Agreement, Custodian will conduct its activities in compliance with all Applicable Rules, including without limitation any and all requirements related to its status as a national trust bank. Custodian has made all necessary applications to obtain approval from the required federal, state and/or regulatory bodies, including the Office of the Comptroller of the Currency to service Custodian PEATS Customers.

(iv)             Custodian shall use all commercially reasonable efforts to provide accurate and fit-for-purpose data security and systems security which includes system level access security measures and data-level access security measures. Custodian shall use commercially reasonable efforts to ensure that all relevant data on Custodian’s web server or other relevant computer systems relating to the Services provided hereunder are backed up on a regular basis.

10.	Limitation of Liability.

OTHER THAN WITH RESPECT TO ANY INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS AS DESCRIBED HEREIN, THE LIABILITY OF THE CUSTODIAN FOR ALL EVENTS, ACTS, OR OMISSIONS RELATED TO THIS AGREEMENT, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES PAID OR PAYABLE, AND EXPENSES REIMBURSED OR REIMBURSABLE, TO THE CUSTODIAN, UNDER THIS AGREEMENT, EXCEPT IN THE EVENT OF FRAUD, NONCOMPLIANCE WITH THE LAW, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE CUSTODIAN OR ITS REPRESENTATIVES, IN THE EVENT OF ANY ACTION OR CLAIM BASED ON THE ACTIONS OF CUSTODIAN OR ITS REPRESENTATIVES. OTHER THAN WITH RESPECT TO ANY INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS AS DESCRIBED HEREIN, THE LIABILITY OF PEATS FOR ALL EVENTS, ACTS, OR OMISSIONS RELATED TO THIS AGREEMENT, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES PAID OR PAYABLE, AND EXPENSES REIMBURSED OR REIMBURSABLE, TO THE CUSTODIAN UNDER THIS AGREEMENT, EXCEPT IN THE EVENT OF FRAUD, NONCOMPLIANCE WITH THE LAW, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF PEATS OR ITS REPRESENTATIVES.

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11.	Indemnification

(a)                PEATS. PEATS shall indemnify and hold harmless Custodian, its directors, officers, employees and affiliates, from and against all third party claims, demands, liabilities, losses, expenses and costs (including legal fees and expenses, arbitration costs and awards relating to Custodian’s defense of any such claims) (collectively, “Losses”), directly or indirectly arising from (i) any actions of PEATS’ officers or employees that have been determined by a court of competent jurisdiction pursuant to a final, non-appealable order to constitute fraud, gross negligence, willful misconduct or noncompliance with the Applicable Rules; (ii) any breach of PEATS’s obligations, warranties and representations; and (iii) PEATS’ access to the Custodial Account of Custodian PEATS Customer and any actions Custodian takes at the direction of PEATS with respect to the Custodial Account of Custodian PEATS Customers.

(b)               Custodian. Custodian will indemnify and hold harmless PEATS, its directors, officers, employees and affiliates against all Losses, directly or indirectly arising from (i) any actions of Custodian’s officers or employees that have been determined by a court of competent jurisdiction pursuant to a final, non-appealable order to constitute fraud, gross negligence, willful misconduct or noncompliance with the Applicable Rules; provided however, that Custodian shall be released and held harmless, and will have no obligation to indemnify PEATS or any third party, for any action it takes at the direction of the PEATS with respect to the Custodial Account of Custodian PEATS Customers as it would be pursuant to SDCL 55-1B, which is agreed to be applicable hereunder; and (ii) any breach of Custodian’s obligations, warranties and representations.

(c)                If an error, misunderstanding, controversy or failure shall result in the bringing of an action or proceeding against Custodian or PEATS, as the case may be, by a customer or third party, for which Custodian or PEATS shall claim indemnification hereunder, the indemnified party shall notify the other and, if requested, at its own cost and expense the indemnifying party will defend any such action or proceeding. No indemnified party shall be entitled to settle any such action or proceeding without the prior notification and written consent of the party against whom indemnification is to be sought. Nothing in this Section shall be construed to preclude PEATS from making any claim against Custodian which PEATS may have, or Custodian from making any claim against PEATS which Custodian may have, arising out of a failure to perform obligations under this Agreement. Neither Custodian nor PEATS shall be precluded from claiming or commencing an action for contribution to any amounts PEATS or Custodian may be required to pay to a Custodian PEATS Customer or a third party.

12.	Effectiveness and Termination.

(a)                Effectiveness. Other than Section 1, 4(d), 5, 7, 8 and 10 through 15, which shall be effective as of the date hereof, this Agreement shall be effective as of the Effective Date, and shall have an initial term of one (1) year (the “Initial Term”) from the Effective Date unless and until terminated as hereinafter provided in this Section 12. This Agreement will automatically renew for successive periods (each, a “Renewal Term”) equal to the twelve (12) months unless it is terminated in accordance with the provisions of this Section 12.

(b)               Termination by Notice. Subject to the terms and conditions of this Agreement, this Agreement may be terminated without cause upon the expiration of the Initial Term or any Renewal Term upon written notice by either party delivered by either party to the other party at least one hundred eighty (180) days’ prior to the expiration of such term. PEATS may terminate this Agreement upon notice given one hundred and twenty (120) days’ prior to any date established by Custodian for the effective date of an increase in fees charged by Custodian to Custodian PEATS Customers.

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(c)                Termination upon Default. In the event either party defaults in the performance of their respective obligations under this Agreement, the non-defaulting party may terminate this Agreement by delivering written notice to the defaulting party specifying the nature of such default and notifying the defaulting party that the default must be cured within the following thirty (30) days. If the defaulting party fails to cure the default within the prescribed 30-day period, the Agreement shall be deemed terminated forthwith without further notice.

(d)               Immediate Termination. This Agreement shall be deemed terminated immediately in the event PEATS or Custodian shall: (i) become or be declared insolvent; (ii) voluntarily file or be the subject of, a petition commencing a case under any chapter of Title 11 of the United States Code; (iii) make a general assignment for the benefit of its creditors; (iv) admit in writing its inability to pay its debts as they mature; (v) contract to sell all or substantially all of its assets; (vi) file an application or consent to the appointment of, or there is appointed, any receiver, or a permanent or interim trustee of that party or any of its subsidiaries, as the case may be, or all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (vii) file a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; (viii) take any corporate action for the purpose of effecting any of the foregoing; or (ix) determine that any statement, representation, warranty or covenant made herein or any document provided in connection with this Agreement shall be, or was at the time made, false or misleading in any material respect.

(e)                Effect of Termination. Any termination of this Agreement shall not release either party from any liability or responsibility to the other with respect to Trades effected prior to the effective date of the termination, whether or not claims relating to such transactions shall have been made before or after the termination.

13.            Notices. All notices under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered mail or certified mail, postage prepaid to the addresses of each Party listed below their signatures on this agreement. Any notice so addressed shall be deemed given if delivered by hand or by overnight courier on the date delivered and if mailed by registered or certified mail, on the third business day after the date of such mailing.

14.            Arbitration. Any dispute or controversy between PEATS and Custodian relating to or arising out of this Agreement shall be settled by arbitration before and under the rules of FINRA. In the event that FINRA shall decline or refuse jurisdiction of such dispute or controversy, the arbitration shall be conducted before and under the rules of the American Arbitration Association. Any arbitration hearing shall be held in New York City, New York. Any arbitration award may be entered in any court of competent jurisdiction.

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15.	Miscellaneous.

(a)                Governing Law; Venue. This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the law in effect in the State of South Dakota. Subject to Section 14, the Parties hereby agree to submit to the exclusive jurisdiction of any appropriate court located in the State of New York or the United States District Court for the Southern District of New York, as a forum for litigation. Each of the Parties hereto hereby waives all right to trial by jury in any lawsuit, action, proceeding or counterclaim arising out of this Agreement.

(b)               Assignment. No Party may assign this Agreement or their rights or obligations hereunder to any other person or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(c)                Amendment. This Agreement may be modified or amended by the parties only by means of a written agreement executed by each Party.

(d)               Counterparts. This Agreement may be executed in counterpart and all counterparts together shall constitute one agreement.

(e)                Additional Requests. Each Party shall from time to time and at all times hereafter, at the request of the other Party, but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms hereof.

(f)                Severability. If any provision of this Agreement is found to be inconsistent with or prohibited by applicable law or policy, such provision shall not be given any effect but the enforceability or validity of the remainder of this Agreement shall not be affected unless the fundamental purposes of this Agreement cannot be achieved without such provisions.

(g)               Entire Agreement. This Agreement contains the complete agreement between the Parties concerning the subject matter, supersedes all prior agreements between them concerning that subject matter and cannot be changed or terminated orally.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PROMETHEUM EMBER ATS, INC.	ANCHORAGE DIGITAL BANK

By:	By:

Address for notices:	Address for notices:

Prometheum Ember ATS, Inc. 120 WallStreet, Floor 25 New York, New York 10005 Attn: Bcapuano@emberats.com	4901 S. Isabel Place, Suite 200 Sioux Falls, SD 57108

with a copy to: bkaplan@prometheum.com & Mkaplan@gusraekaplan.com	with a copy to: legal@anchorage.com
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